Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Reports Second Quarter 2015 Financial Results; Closes $10 million Deal

Highlights –

·	$10 million deal with Turkey Ministry of Health for cervical cancer screening
·	Chinese partner selected; work on regulatory and business operations underway
·	First commercial shipments to Indonesia; pilot screening study to begin in September
·	First shipment and deployment to Kenya
·	Eight units sold to Bangladesh in initial placements
·	Company’s response to FDA expected to be submitted by August 31

Norcross, GA - August 12, 2015 - Guided Therapeutics, Inc. (OTCQB: GTHP), the maker of a rapid and painless testing platform based on its patented biophotonic technology, announced today that it reported second quarter financial results for the period ended June 30, 2015.

Guided Therapeutics reported $103,000 in revenue for the three months ended June 30, 2015, compared to $201,000 for the same period in 2014. This decrease was primarily the result of shipments of 5 units of LuViva® Advanced Cervical Scans and 1,300 single-use disposables in the current period, compared to 11 LuViva devices and 4,200 disposables shipped in the same period of 2014.

Reflecting company-wide expense reduction and cost savings efforts, sales and marketing expenses were approximately $183,000 in the second quarter of 2015, compared to $345,000 for the same period in 2014. The Company reported a net loss attributable to shareholders of $3.0 million for the three months ended June 30, 2015, versus a net loss of $2.2 million for the same period in 2014, primarily driven by approximately $1.3 million of deemed dividends on the preferred stock and lower revenue, offset in part by lower costs.

Subsequent to quarter end, the Company’s Turkish distributor signed a four-year deal to sell $10 million of LuViva devices and single-use-disposables to the Turkish Ministry of Health. The contract, for 450 devices and 450,000 disposables, runs through 2018. Initial shipments of 50 devices and 50,000 disposables are scheduled for the remainder of 2015.

“After a tremendous amount of effort by the Company and our distributor, we have been successful in including LuViva in a national cervical cancer screening program in Turkey,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “With LuViva, our company is uniquely positioned to close additional large deals with national and regional governments, which have the potential to significantly ratchet up revenue in large blocks. Along with our distributors, we are currently working in our next three targeted countries each with large screening populations to become integrated into their national screening programs. Those countries, Indonesia, Kenya and Bangladesh, have a combined cervical cancer screening population of approximately 150 million women.”

“Since we announced our agreement with our Chinese partner, we have been making significant progress to enter that prized market. We are very near to selecting our regulatory filing agent and have been interviewing potential distribution companies. We are also working with major medical institutions to select our ‘Key Opinion Leaders’ and hospitals,” Mr. Cartwright said.

“With regard to the FDA, we intend to submit our plan for advancing the premarket approval application for LuViva to the Agency before the end of August. We are also requesting a meeting with the Agency to agree on specifics of any additional patient data to be submitted,” Mr. Cartwright said.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in Thousands Except Share and Per Share Data)

	FOR THE THREE MONTHS		FOR THE SIX MONTHS
	ENDED JUNE 30,		ENDED JUNE 30,
	2015	2014	2015	2014
REVENUE:
Sales – devices and disposables	$103	$201	$229	$323
Cost of goods sold	207	271	314	463
Gross loss	(104)	(70)	(85)	(140)

Contract and grant revenue	10	11	25	30

COSTS AND EXPENSES:
Research and development	305	624	677	1,231
Sales and marketing	183	345	355	628
General and administrative	1,019	999	1,982	2,137
Total	1,507	1,968	3,014	3,996

Operating loss	(1,601)	(2,027)	(3,074)	(4,106)

OTHER INCOME AND EXPENSES

Other income	284	3	290	5
Changes in fair value of warrants	(66)	(81)	648	461
Interest expense	(323)	(47)	(815)	(74)

Other income and expenses	(105)	(125)	123	392

LOSS BEFORE INCOME TAXES	(1,706)	(2,152)	(2,951)	(3,714)

PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	(1,706)	(2,152)	(2,951)	(3,714)

PREFERRED STOCK DIVIDENDS AND DEEMED DIVIDENDS	(1,295)	(41)	(1,326)	(89)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,001)	$(2,193)	$(4,277)	$(3,803)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(0.03)	$(0.03)	$(0.04)	$(0.05)

WEIGHTED AVERAGE SHARES OUTSTANDING	107,256	72,986	102,326	72,223

The Company has scheduled a conference call for Thursday, August 13, 2015 at 11:00 A.M. Eastern Time (ET) to review the results.

Conference call information:

Date: Thursday, August 13, 2015
Time: 11:00 A.M. Eastern Time (ET)
Dial in Number for U.S. & Canadian Callers: 866-405-1201
Dial in Number for International Callers (Outside of the U.S. & Canada): 201-689-8042

Participating on the call will be Guided Therapeutics Chief Executive Officer Gene Cartwright, Controller Charles Rufai and Director of Communications Bill Wells, who will discuss operational and financial highlights for the second quarter of 2015.

To join the live conference call, please dial the above referenced telephone numbers five to ten minutes prior to the scheduled call time. A live webcast and archive of the call will also be available on the Guided Therapeutics website at: http://guidedinc.equisolvewebcast.com/q2-2015.

A replay will be available for seven days beginning on August 13, 2015, at approximately 1:00 P.M. ET. To access the replay, please dial 877-660-6853 in the U.S. and 201-612-7415 from outside the U.S. The conference ID# is 13616070.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in our prior financings and our ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings.

Investor and Media Relations Contact:

Robert Haag

Managing Partner

IRTH Communications

GTHP@irthcommunications.com

866-976-4784

Bill Wells

Guided Therapeutics

770-242-8723

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